                                                                    Exhibit 99.1


CONTACT:                                                   FOR IMMEDIATE RELEASE

Richard T. Browning
Chief Financial Officer
(203) 661-1926, ext. 6628

Jane F. Casey
Vice President
(203) 661-1926, ext. 6619


             BLYTH INDUSTRIES REPORTS FIRST QUARTER NET SALES UP 22%
                    EPS, AT $0.38, INCREASES 27% YEAR-TO-YEAR

GREENWICH, CT, May 27, 1999: Blyth Industries, Inc. (NYSE:BTH) reported today that first quarter Net Sales increased by 22% to $244,273,000 compared with $201,030,000 a year earlier. Operating Profit rose 27% to $32,595,000 when compared to $25,710,000 in the prior year period. Net Earnings for the quarter increased 26% to $18,537,000 from $14,672,000 a year earlier. Diluted Net Earnings Per Share for the first quarter were $0.38, up 27% from $0.30 per share during the same period last year.

Commenting on the strong first quarter results, Robert B. Goergen, Chairman of the Board and CEO, said "we are pleased with the sales and earnings growth in the first quarter which is right in line with our overall corporate goals. Similarly, operating margins continued to improve, reflecting cost improvements in manufacturing and distribution, as well as sourcing efficiencies." Referring to steps recently taken by the Company with respect to its European retail business, Mr. Goergen said, "over the past few months, we achieved several key milestones in further developing our European retail business, including acquiring the remaining minority interests that we did not already own in Eclipse Candles in March and Colony Gift Corp. in May. In addition, we fully expect to acquire all of the remaining interests in Liljeholmens Stearinfabriks that we do not already own since approximately 97% of its shareholders have already tendered their shares."

Blyth Industries, Inc., headquartered in Greenwich, CT, designs, manufactures, markets and distributes an extensive line of candles and home fragrance products including scented candles, outdoor lighting products, potpourri and environmental fragrance products, and markets a broad range of related candle accessories and decorative gift bags and tags. Its products are sold in the United States under various brand names, including Colonial Candle of Cape Cod(R), PartyLite Gifts(R), Carolina Designs(TM), Ambria(TM), Canterbury(TM), Florasense(R), Jeanmarie(R) and FilterMate(R) and in Europe under Gies(TM), Liljeholmens(R), Eclipse Candles(TM) and Colony(R). It is also a leading producer of portable heating fuel products sold under the Sterno(R) and Handy Fuel(R) brand names. Net Sales for the twelve months ended April 30, 1999 totaled $918,308,000.

Blyth Industries, Inc. can be found on the Internet at www.blythindustries.com.

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The aforementioned tender offer is not being made directly or indirectly in, or by use of the mails or by any means or instrumentality of interstate or foreign commerce or of any facilities of a national securities exchange of, the United States of America, its possessions or territories or any area subject to its jurisdiction or any political subdivision thereof, or in any other jurisdiction in which the making of the offer would not be in compliance with the laws of such jurisdiction.

This press release contains "forward-looking statements", within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements concerning plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are other than statements of historical facts. Actual results could differ materially due to various factors, including the risk of maintaining the Company's growth rate, the Company's ability to respond to increased product demand, the risks associated with international sales and foreign products, dependence on key management personnel, competition in terms of price and new product introductions, and other factors described in this press release, in the Company's Annual Report on Form 10-K for the year ended January 31, 1999.

                             BLYTH INDUSTRIES, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (Unaudited)

                                                      Three Months         Three Months
                                                     Ended April 30,      Ended April 30,
                                                        1999 (1)              1998
                                                       ---------            ---------
Net sales                                              $ 244,273            $ 201,030
Cost of goods sold                                       103,793               82,607
                                                       ---------            ---------
    Gross profit                                         140,480              118,423
Selling and shipping                                      85,385               72,364
Administrative                                            21,864               19,842
Amortization of goodwill                                     636                  507
                                                       ---------            ---------
                                                         107,885               92,713
                                                       ---------            ---------
    Operating profit                                      32,595               25,710
                                                       ---------            ---------
Other expense(income)
  Interest expense                                         1,884                1,723
  Interest income                                           (120)                 (56)
  Equity in earnings of investees                            413                   40
                                                       ---------            ---------
                                                           2,177                1,707
                                                       ---------            ---------
    Earnings before income taxes
    and minority interest                                 30,418               24,003
Income tax expense                                        11,683                9,428
                                                       ---------            ---------
    Earnings before minority interest                     18,735               14,575
Minority interest                                            198                  (97)
                                                       ---------            ---------
    Net earnings                                       $  18,537            $  14,672
                                                       =========            =========

Basic:
    Net earnings per common share                      $    0.38            $    0.30
    Weighted average number of shares outstanding         48,941               49,115

Diluted:
    Net earnings per common share                      $    0.38            $    0.30
    Weighted average number of shares outstanding         49,262               49,633

                           CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)
                                   (Unaudited)

                                            April 30, 1999 (2)   April 30, 1998
                                            ------------------   --------------
Assets
  Cash and Cash Equivalents                     $ 18,650            $ 14,878
  Accounts Receivable, Net                        64,965              50,937
  Inventories                                    186,164             150,103
  Property, Plant & Equipment, Net               235,295             171,928
  Other Assets                                    83,668              66,488
                                                --------            --------
                                                $588,742            $454,334
                                                ========            ========

Liabilities and Stockholders' Equity
  Bank Debt                                     $100,859            $ 68,957
  Senior Notes                                    25,000              25,000
  Other Liabilities                              136,134              98,578
  Stockholders' Equity                           326,749             261,799
                                                --------            --------
                                                $588,742            $454,334
                                                ========            ========

(1) As a result of the Company's December 1998 purchase of approximately 79% of Liljeholmens Stearinfabriks AB voting common stock, the results of operations of Liljeholmens are included in the Consolidated Statement of Earnings of the Company. The minority shareholders approximately 61% economic interest is reflected within minority interest.

(2) The balance sheet of Liljeholmens is included in the April 30, 1999 Consolidated Balance Sheet of the Company. Before including Liljeholmens, key balance sheet amounts would be: Accounts Receivable $56,654; Inventory $167,436; Fixed Assets $197,089; Bank Debt $74,810.


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